Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
December 13th , 2011

mBeach Software, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-159853	26-4742785
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

107 HASHMONAIM RD.
C/O MICHA AZOULAY CPA
TEL AVIV, ISRAEL 61202
 (Address of principal executive offices)

 +972-3-6353532
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 1-Registrant's Business and Operations
Item 1.01- Entry into a Material Agreement

On Dec  13th mBeach Software entered into a binding Memorandum of Understanding (MOU) to acquire 51% of IRIS Marketing Ltd. a global marketing company specializing in Central Africa and India distributing products in communication fields, electronic equipment , infrastructure  and textile components .

Under the MOU, MBHS will acquire 51% of IRIS, partly by investing no less than $2.8 million in IRIS for purchase of 30% of IRIS shares and partly by issuing new MBHS shares, in a share exchange of allocating 21% mBeach shares on a fully diluted basis to IRIS shareholders in exchange for 21% IRIS shares held by IRIS shareholders. The MOU is contingent upon equity funding between $2M to $5M  ,and  limited in a time frame of four months and is subject to a definitive agreement.

Upon the execution of this MOU, The Parties shall set up a Trust arrangement held by a trustee to be nominated, (the “Trustee”) who will be instructed by the parties to act in accordance with a Trust Agreement to be concluded along with the Definitive Agreement.

The Trustee will accept transfers of shares as follows:  (a) IRIS and its shareholders will transfer onto the Trustee such amount of IRIS shares equal to 51% of the issued share capital of IRIS  on a fully diluted basis, and (b) mBeach will issue onto the Trustee such amount of newly issued shares of mBeach equal to 21% of mBeach shares on a fully diluted basis following a first investment or tranche, as the case may be. These shares shall be exchanged as provided in the Trust Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1	Memorandum of Understanding

99.1	Copy of mBeach Software, Inc.’s press release dated December 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

mBeach Software, Ltd.

By:	/s/ Yossi Biderman
Name:	Yossi Biderman
Title:	CEO

Date:  December  13, 2011